UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2011

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On November 3, 2011, David G. Durham was terminated from his position as Executive Vice President, Chief Financial Officer and Treasurer of StarTek, Inc. (the “Company”).  Mr. Durham will remain with the Company during a transition period with an expected final separation date of November 14, 2011.

(c)           Effective November 3, 2011, the Board of Directors of StarTek, Inc. (the “Company”) appointed Lisa Weaver as Senior Vice President, Chief Financial Officer and Treasurer.    A press release announcing the appointment of Ms. Weaver as the Company’s new Chief Financial Officer is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Ms. Weaver, age 43, was most recently Chief Financial Officer of Recall Corporation, a global provider of document management, data protection and document destruction services.  Prior to joining Recall, Ms. Weaver held various finance leadership positions, most recently as the North America Chief Financial Officer and Global FP&A Leader with Sitel, a global business process outsourcing company.

The Company and Ms. Weaver entered into an Employment Agreement in connection with the appointment of Ms. Weaver as Senior Vice President, Chief Financial Officer and Treasurer of the Company.  The agreement provides for an annual salary of $237,500, subject to periodic review and adjustment by the Company.  Ms. Weaver will also be paid a one-time lump sum signing bonus of $50,000, less deductions, in the first payroll cycle following her start date.  Ms. Weaver will be eligible to participate in the Company’s annual Incentive Bonus Plan with a bonus potential of 60% of her then current annual base salary at 100% target attainment, beginning on a pro-rated basis with her start date.  Ms. Weaver will also receive $80,000 in relocation benefits ($20,000 for the movement of household goods and travel for herself and her family and $60,000 in a lump sum payment on or before May 31, 2012), all of which are subject to repayment to the Company upon termination of Ms. Weaver’s employment under certain circumstances or if she does not complete her relocation by August 1, 2012.

The Employment Agreement also provides for the grant of stock options to purchase 65,000 shares of the Company’s common stock and the grant of 10,000 shares of restricted stock, each on the date that Ms. Weaver commences employment with the Company.  The exercise price for the options will equal the closing price of StarTek, Inc. common stock on such date of grant.  The options will vest as to 25% of the shares on the first anniversary of the date of grant and 2.0833% of the shares each month thereafter for 36 months.  Restricted stock will vest as to one third of the shares on the first anniversary of the date of grant and one third of the shares on each of the second and third anniversary thereafter.

Ms. Weaver’s employment with the Company can be terminated at any time for any reason by the Company or Ms. Weaver.  However, if Ms. Weaver’s employment is terminated without cause, or if Ms. Weaver resigns with good reason, she will be entitled to receive the equivalent of six months of her then current annual base salary payable on the same basis and at the same time as previously paid, commencing on the first regularly scheduled pay date following termination.  In addition, if Ms. Weaver timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Ms. Weaver for a portion of her COBRA premiums that is equal to the Company’s monthly contribution toward her health benefit premiums as of the date of termination.  “Cause” and “good reason” are defined in the Employment Agreement.

The Employment Agreement also provides for non-disclosure by Ms. Weaver of the Company’s confidential or proprietary information, and includes covenants by Ms. Weaver not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to six months following termination of employment.  Ms. Weaver also assigned to the Company any rights she may have to intellectual property which may be conceived in the scope of her employment.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1	Employment Agreement by and between StarTek, Inc. and Lisa Weaver

99.1	Press Release dated November 2, 2011 announcing appointment of new Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

By:	/s/ Dave M. Gomez	Date: November 3, 2011
Dave M. Gomez
Senior Vice President, General Counsel and Secretary